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As filed with the Securities and Exchange Commission on February 26, 2003

Registration No. 333-102159

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAPLES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	04-2896127 (I.R.S. Employer Identification Number)

John J. Mahoney
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copies to:

Mark G. Borden, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

STAPLES THE OFFICE SUPERSTORE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	04-3102589 (I.R.S. Employer Identification Number)

C/o John J. Mahoney
Executive Vice President, Chief Executive Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

STAPLES THE OFFICE SUPERSTORE EAST, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	04-3176952 (I.R.S. Employer Identification Number)

C/o John J. Mahoney
Executive Vice President, Chief Executive Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

STAPLES CONTRACT & COMMERCIAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	04-3390816 (I.R.S. Employer Identification Number)

C/o John J. Mahoney
Executive Vice President, Chief Executive Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

HACKENSACK FUNDING, LLC
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	98-0234049 (I.R.S. Employer Identification Number)

Hackensack Funding LLC
3 Gorham Road, 2nd Floor
Hamilton HM 08 Bermuda
(441) 295-4832
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John J. Mahoney
Executive Vice President, Chief Executive Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Agent for Service)

ROCHESTER CAPITAL, LLC
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5940 (Primary Standard Industrial Classification Number)	04-3540022 (I.R.S. Employer Identification Number)

C/o John J. Mahoney
Executive Vice President, Chief Executive Officer
and Chief Administrative Officer
Staples, Inc.
500 Staples Drive
Framingham, Massachusetts 01702
(508) 253-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

PROSPECTUS

$325,000,000

Staples, Inc.

7.375% Senior Notes Due 2012

Unconditionally and Irrevocably Guaranteed by
Staples the Office Superstore, Inc., Staples the Office Superstore East, Inc.,
Staples Contract & Commercial, Inc., Hackensack Funding, LLC and Rochester Capital, LLC

        We are offering to exchange 7.375% senior notes due 2012 that we have registered under the Securities Act of 1933 for all outstanding 7.375% senior notes due 2012. We refer to these registered notes as the new notes and all outstanding 7.375% senior notes due 2012 as the old notes.

The Exchange Offer

  •
  We will exchange an equal principal amount of new notes that are freely tradeable for all old notes that are validly tendered and not validly withdrawn.

  •
  You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is subject to the satisfaction of limited, customary conditions.

  •
  The exchange offer expires at 5:00 p.m., New York City time, March 28, 2003, unless extended.

  •
  The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

The New Notes

  •
  We are offering the new notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes.

  •
  The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and have no transfer restrictions, rights to liquidated damages or registration rights, except in limited circumstances.

        See "Risk Factors" beginning on page 9 to read about factors you should consider in connection with the exchange offer.

        If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2003

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EXCHANGE AGENT

WHERE YOU CAN FIND MORE INFORMATION

        We are "incorporating by reference" in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement relating to this exchange offer and prior to the termination of any offering of securities offered by this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended February 2, 2002;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended May 4, 2002, August 3, 2002 and November 2, 2002; and

  •
  our Current Reports on Form 8-K filed on August 13, 2002, August 22, 2002, September 19, 2002, October 8, 2002, and October 28, 2002.

        Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        We will provide a copy of the documents we incorporate by reference, at no cost, upon written request or oral request of any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 500 Staples Drive, Framingham, Massachusetts 01702, (508) 253-5000, Attention: Director of Investor Relations. If you would like to request any documents, please do so by no later than March 21, 2003 in order to receive them before the expiration of the exchange offer.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these

i

materials by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site, the address of which is http://www.sec.gov. That site contains our annual, quarterly and current reports, proxy statements and other information.

        We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted.

ii

SUMMARY

        This summary highlights selected information about us. This summary is not complete and does not contain all of the information that you should consider before participating in this exchange offer. You should read this entire prospectus carefully, including "Risk Factors", and the documents that we have filed with the SEC and incorporated by reference into this prospectus. Staples' fiscal year is the 52 or 53 weeks ending on the Saturday closest to January 31.

Staples, Inc.

        Staples pioneered the office products superstore concept and is a leading office products distributor. We operate three business segments:

  •
  Staples' North American Retail Operations consist of our U.S. and Canadian business units that sell office products, supplies and services through 1,261 retail stores as of February 2, 2002.

  •
  Staples' North American Delivery Operations consist of our U.S. and Canadian contract, catalog and internet business units that sell and deliver office products, supplies and services directly to customers.

  •
  Staples' European Operations consist of our business units that operate 175 retail stores as of February 2, 2002 in the United Kingdom, Germany, the Netherlands and Portugal and sell and deliver office products and supplies directly to businesses throughout the United Kingdom and Germany. As a result of our October 2002 acquisition of multiple European mail order businesses, we also serve customers in France, Spain, Belgium and Italy.

Recent Acquisitions

European Mail Order Businesses

        On October 18, 2002, we completed our acquisition of the European mail order businesses of Guilbert SA, a subsidiary of Pinault-Printemps-Redoute, for approximately 825 million Euros. The European mail order businesses operate in France, Spain, Belgium, the United Kingdom and Italy. The acquired European mail order businesses consist of leading direct mail office products sellers to small businesses in Europe operating under different brands in each of the five countries: JPG and Bernard in France and Belgium, Kalamazoo in Spain, Neat Ideas in the United Kingdom and MondOffice in Italy. The acquisition provides us with access to four new countries, France, Italy, Spain and Belgium, and will strengthen our mail order presence in the United Kingdom.

        In 2001, the European mail order businesses had revenues of approximately 441 million Euros. We paid for the acquisition of the European mail order businesses with the proceeds from our private placement of our outstanding, unregistered old notes, our October 2002 364-day term loan agreement with a group of commercial banks, and cash from operations.

        The acquisition has expanded our presence in Europe from four countries to eight countries. Our strategy will be to serve small and medium businesses with multiple brands in Europe. The Staples brand will continue to be used for Staples retail stores, as well as its catalog and internet operations. The acquired businesses' brands will continue to be used to target small to medium businesses in the markets where the acquired businesses have built significant brand equity in their names. Also, we believe that the addition of members of the acquired businesses' management will strengthen our existing European management team and allow for continuity in operations.

Medical Arts Press

        In July 2002, we acquired Medical Arts Press, Inc., a specialty office supply business targeted toward the medical profession, for approximately $385 million in cash. Founded in 1950, Medical Arts

Press is a leading direct marketer of specialized printed office products and practice-related supplies to healthcare providers. It has 28 catalog titles and serves more than 300,000 customers. It also operates SmileMakers, the largest direct marketer of children's giveaway items serving the medical, dental and educational markets, and Hayes Marketing, a direct marketer of marketing-related products to chiropractors, dentists and eye care professionals.

        In 2001, Medical Arts Press had revenues of approximately $168 million. We paid for the acquisition of Medical Arts Press using available cash.

        We were organized in 1985 and are incorporated in Delaware. Our principal executive offices are located at 500 Staples Drive, Framingham, Massachusetts 01702, and our telephone number is (508) 253-5000. Our website is located at www.staples.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. Unless the context otherwise requires, the terms "Staples", "we", "us", and "our" refer to Staples, Inc. and its subsidiaries.

THE OFFERING

Summary of Terms of the Exchange Offer

Background	On September 30, 2002, we completed a private placement of our outstanding, unregistered old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.
The Exchange Offer
We are offering to exchange up to $325 million aggregate principal amount of our new notes which have been registered under the Securities Act for up to $325 million aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount.
Resale of New Notes
Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
• you are acquiring the new notes in the ordinary course of your business,
• you have no arrangement or understanding with any person to participate in the distribution of the new notes, and
• you are not our affiliate as defined under Rule 405 of the Securities Act.
If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation. See "Plan of Distribution."
Consequences If You Do Not Exchange Your Old Notes
Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:
• an exemption from the requirements of the Securities Act is available to you,
• we register the resale of old notes under the Securities Act, or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.
After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.
Expiration Date	5:00 p.m., New York City time, on March 28, 2003 unless we extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive.
Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:
•
either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent's message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,
• your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, and
• all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer.
If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.
By signing, or by agreeing to be bound by the letter of transmittal, you will be representing to us that:
• you will be acquiring the new notes in the ordinary course of your business,
• you have no arrangement or understanding with any person to participate in the distribution of the new notes, and
• you are not our affiliate as defined under Rule 405 of the Securities Act.
See "Exchange Offer—Procedures for Tendering".
Guaranteed Delivery Procedures for Tendering Old Notes
If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures".

Special Procedures for Beneficial Holders
If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Withdrawal Rights	You may withdraw your tender of old notes at any time before the exchange offer expires.
Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "Summary of United States Federal Tax Consequences".
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.
Exchange Agent	HSBC Bank USA is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer—Exchange Agent".

Summary Description of the New Notes

        The form and terms of the new notes are the same as the form and terms of the old notes, except that:

  •
  the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer, and

  •
  specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of liquidated damages in specified circumstances, will be limited or eliminated.

        The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the "notes."

New Notes Offered	$325,000,000 in aggregate principal amount of 7.375% Senior Notes Due 2012.
Maturity	October 1, 2012.
Interest
7.375% per annum on the principal amount, payable semiannually on April 1 and October 1 of each year, beginning April 1, 2003. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to one or more adjustments as described under "Description of the Notes—Interest Rate Adjustment" if either Moody's or Standard & Poor's reduces the rating assigned to the notes below Baa2, in the case of Moody's, or below BBB-, in the case of Standard & Poor's. A rating reflects only the view of Moody's or Standard & Poor's and is not a recommendation to buy, sell or hold the notes.
Ranking; Guarantees
The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables; however, the notes will be irrevocably and unconditionally guaranteed by Staples the Office Superstore, Inc., Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc., Hackensack Funding, LLC and Rochester Capital, LLC (the "Guarantor Subsidiaries"). The notes will be guaranteed on a senior unsecured basis.
Optional Redemption	We may redeem all or a portion of the notes at any time at the redemption price described under "Description of the Notes—Optional Redemption", plus accrued interest, to the date of redemption.
Restrictive Covenants
The indenture governing the notes limits what we may do. The provisions of the indenture limit our ability to, among other things, create liens, engage in sale and leaseback transactions and engage in mergers, consolidations or similar transactions.

Summary Consolidated Financial Data

        We have derived the summary consolidated financial data shown below for the fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002 from our audited consolidated financial statements and for the nine-month periods ended November 3, 2001 and November 2, 2002 from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. You should read the following summary consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our consolidated financial statements and the related notes to those financial statements that are incorporated by reference into this prospectus.

	Fiscal Year Ended						Nine Months Ended
	January 29, 2000 (52 weeks)		February 3, 2001(1) (53 weeks)		February 2, 2002(2) (52 weeks)		November 3, 2001 (39 weeks)		November 2, 2002 (39 weeks)
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Sales	$8,936,809		$10,673,671		$10,744,373		$7,815,166		$8,260,966
Gross profit	2,215,246		2,576,505		2,570,493		1,853,474		2,060,694
Net income	314,988		59,712		264,970		171,172		281,442
Basic earnings/(loss) per common share(3):
Staples, Inc. Stock	0.42		—		0.40		0.20		0.60
Staples RD Stock	0.26		0.16		0.18		0.18		—
Staples.com Stock	(0.09)		(0.84)		0.01		0.01		—
Diluted earnings/(loss) per common share—historical(3):
Staples, Inc. Stock	0.41		—		0.40		0.20		0.60
Staples RD Stock	0.26		0.15		0.17		0.17		—
Staples.com Stock	(0.09)		(0.84)		0.01		0.01		—
Dividends	—		—		—		—		—
Selected Operating Data (at period end):
Stores open	1,129		1,307		1,436		1,424		1,471
Consolidated Balance Sheets Data (at period end):
Working capital	$738,547		$644,832		$807,128		$661,174		$347,008
Total assets	3,846,076		3,983,923		4,093,035		4,067,636		5,378,209
Total long-term debt, including current portion	513,122		625,762		355,208		549,567		1,060,832
Stockholders' equity	$1,828,813		$1,749,424		$2,054,174		$1,926,600		$2,440,183
Other Data:
Total debt to total capitalization(4)	0.22		0.26		0.15		0.22		0.30
Capital expenditures	$355,081		$450,217		$340,118		$258,232		$192,442
Ratio of earnings to fixed charges(5)	5.37	x	2.47	x	3.66	x	3.27	x	4.43	x

(1)
Results of operations for this period include $206 million of asset impairment and other charges related to the impairment of goodwill and fixed assets associated with Staples Communications and the write-down of investment values in various e-commerce companies. These results also include a $7.3 million ($4.3 million after taxes) store closure credit.

(2)
Results of operations for this period include a store closure charge of $50.1 million ($30.8 million after taxes) related to the closing of 31 underperforming stores, a $7.4 million ($4.6 million after taxes) charge to gross profit related to inventory write-downs to net realizable value for the closing stores and $10.7 million ($6.6 million after taxes) in other charges related to workforce reductions and fulfillment and call center closures.

(3)
From the fourth quarter of the fiscal year ended January 29, 2000 through the second quarter of the fiscal year ended February 2, 2002, historical earnings per share are omitted for Staples, Inc. as a result of the establishment of a tracking stock structure whereby Staples.com Stock was created and Staples, Inc. common stock was reclassified as Staples RD Stock. On August 27, 2001, the tracking stock structure was eliminated through a recapitalization and Staples.com Stock and Staples RD Stock were each reclassified as Staples common stock. Fiscal year 2000 and 2002 numbers are based on the respective periods during which the relevant stock was outstanding.

(4)
Total capitalization is defined as total long-term debt, including current portion, plus stockholders' equity

(5)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense Staples believes to be representative of interest and (iii) amortization of debt discount and expenses.

        Our fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31.

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer. Any of the following risks as well as other risks and uncertainties could seriously harm our business and financial results and cause the value of the new notes to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

        Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

Our debt level could impact our ability to obtain future financing and continue our growth strategy.

        Our consolidated outstanding debt at November 2, 2002 was $1.1 billion. Our consolidated debt may have the effect generally of restricting our flexibility in responding to changing market conditions and could make us more vulnerable in the event of a downturn in our business. In addition, our level of indebtedness may have other important consequences, including: restricting our growth; making it more difficult for us to satisfy our obligations under the notes; limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, future acquisitions or other corporate purposes; and limiting our ability to use operating cash flow in other areas of our business. In such a situation, additional funds may not be available on satisfactory terms when needed, or at all, whether in the next twelve to eighteen months or thereafter.

A reduction in our credit agency ratings may materially adversely affect the value of your notes.

        To the extent necessary to maintain our current debt ratings and outlook, we plan to raise equity funds to reduce our debt. The timing and amount of such equity offering will depend on prevailing market conditions, and there can be no assurance that we will be able to sell shares of our capital stock on favorable terms, if at all, or that we will be able to maintain such current ratings and outlook. A reduction in our credit rating and outlook could have an adverse effect on the value of your notes.

No public market exists for the notes and you may not be able to resell your notes.

        There has been no public market for any of the notes. Despite our registration of the issuance of the new notes that we are offering in the exchange offer, we cannot assure you as to

  •
  the liquidity of any such market that may develop,

  •
  your ability to sell your notes, or

  •
  the price at which you may be able to sell your notes.

        If such a market were to exist, the notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. The initial purchasers of the old notes are not obligated to make a market in the notes and may discontinue any market-making at any time at their sole discretion. We do not intend to apply for listing of the notes on any securities exchange.

Risks Related to Our Business

Our market is highly competitive and we may not continue to compete successfully.

        We compete in a highly competitive marketplace with a variety of retailers, dealers and distributors. In most of our geographic markets, we compete with other high-volume office supply chains such as Office Depot, OfficeMax and Office World, that have store formats, pricing strategies and product selections that are similar to ours. We also compete with mass merchants such as Wal-Mart, warehouse clubs, computer and electronic superstores such as Best Buy, and other discount retailers. In addition, our retail stores, delivery and contract businesses, and Staples.com compete with numerous mail order firms, on-line office supply service providers, contract stationer businesses and direct manufacturers. Throughout Europe, we compete with pan-European suppliers, such as Office Depot, as well as a variety of local competitors in individual countries. Many of our competitors have in recent years significantly increased the number of stores they operate within our markets. Some of our current and potential competitors are larger than us and have substantially greater financial resources. It is possible that increased competition or improved performance by our competitors may reduce our market share, may reduce our profit margin, and may adversely affect our business and financial performance in other ways.

We may be unable to continue to successfully open new stores.

        An important part of our business plan is to increase our number of stores. We opened 68 stores during the first nine months of 2002 and currently plan to open 18 new stores in the last three months of 2002. For our growth strategy to be successful, we must identify and lease favorable store sites, hire and train employees and adapt management and operational systems to meet the needs of our expanded operations. These tasks may be difficult to accomplish successfully. If we are unable to open new stores as quickly as planned, our future sales and profits could be materially adversely affected. Even if we succeed in opening new stores, these new stores may not achieve the same sales or profit levels as our existing stores. Also, our expansion strategy includes opening new stores in markets where we already have a presence so that we can take advantage of economies of scale in marketing, distribution and supervision costs. However, these new stores may result in the loss of sales in existing stores in nearby areas.

Our Dover format store may not be successful.

        In 2001, we experimented with a new store format called the Dover format, which was designed to appeal to customer shopping preferences, open up the interior of the store and give the customer a better view of the products we offer. At November 2, 2002, we had 253 stores in the Dover format and plan to remodel one additional store and open an additional 11 stores in this format in the last three months of 2002. The reformatted stores and new stores based on the Dover format have only a limited operating history, and we cannot guarantee that the Dover stores will be successful or that they will generate sufficient additional revenue to justify our investment.

Our growth may continue to strain operations, which could adversely affect our business and financial results.

        Despite the recent decline in the rate of our growth and our planned slower store growth strategy, our business, including sales, number of stores, investment in Staples.com and number of employees, has grown dramatically over the past several years. In addition, we recently completed the acquisition of Medical Arts Press, Inc. and multiple European mail order businesses and may make additional acquisitions in the future. This growth has placed significant demands on management and operational systems. If we are not successful in upgrading the operational and financial systems, expanding the management team and increasing and effectively managing the employee base, this growth is likely to result in operational inefficiencies and ineffective management of the business and employees, which will in turn adversely affect our business and financial performance.

We could encounter difficulties in acquiring and integrating the new European mail order businesses and Medical Arts Press.

        While we believe that the acquired European mail order businesses and Medical Arts Press will provide us with significant opportunities to achieve synergies, there can be no assurance that these benefits will be realized or that we will not face difficulty in integrating these businesses. Acquisitions involve a number of special risks, including the risk that the acquired businesses will not achieve the results we expect, the risk that we may not be able to retain key personnel of the acquired businesses, unanticipated events or liabilities, and the potential disruption of our business. If we are unable to successfully integrate these recent acquisitions, we may not realize anticipated cost savings and revenue growth, which may negatively impact our profitability. The occurrence of any of the events referred to in the risks described above or other unforeseen developments in connection with the integration of these businesses could materially and adversely affect our results of operations.

Our quarterly operating results are subject to significant fluctuation.

        Our operating results have fluctuated from quarter to quarter in the past, and we expect that they will continue to do so in the future. Our earnings may not continue to grow at rates similar to the growth rates achieved in recent years and may fall short of either a prior fiscal period or investors' expectations. Factors that could cause these quarterly fluctuations include the following:

  •
  the extent to which sales in new stores result in the loss of sales in existing stores;

  •
  the mix of products sold;

  •
  pricing actions of competitors;

  •
  the level of advertising and promotional expenses; and

  •
  seasonality, primarily because the sales and profitability of Staples' stores are typically slightly lower in the first and second quarters of the fiscal year than in other quarters.

        Most of our operating expenses, such as rent expense, advertising expense and employee salaries, do not vary directly with the amount of sales and are difficult to adjust in the short term. As a result, if sales in a particular quarter are below expectations for that quarter, we may not proportionately reduce operating expenses for that quarter, and therefore this sales shortfall would have a disproportionate effect on our net income for the quarter.

Our operating results may be impacted by changes in the economy.

        Our operating results are directly impacted by the health of the North American and European economies. Current economic conditions have adversely affected and may continue to adversely affect our business and our results of operations.

Our European operations may not become profitable.

        We currently operate in a number of European markets. Our consolidated European operations are currently unprofitable with a business unit loss of $10 million for the first nine months of 2002. We cannot guarantee that our European operations will become profitable or that their net loss will not drop further.

Our expanding international operations expose us to the unique risks inherent in foreign operations.

        In addition to our recently expanding operations in Europe, we have a significant presence in Canada through The Business Depot Ltd. We may also seek to expand further into other international markets in the future. Our foreign operations encounter risks similar to those faced by our U.S. operations, as well as risks inherent in foreign operations, such as local customs and competitive conditions and foreign currency fluctuations. Further, our recent European mail order acquisition has increased our exposure to these foreign operating risks, which could have an adverse impact on our European income and worldwide profitability.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference forward-looking statements in this prospectus. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements.

        Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors". We do not undertake any obligation to update forward-looking statements we make.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

CAPITALIZATION

        The historical column in the following table shows our consolidated capitalization as of November 2, 2002. The exchange offer will have no effect on our outstanding indebtedness. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and cancelled and cannot be reissued. You should read the capitalization table below in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements that are incorporated by reference into this prospectus.

As of November 2, 2002
(in thousands) (unaudited)
Cash and cash equivalents	$226,189

Current liabilities:
Accounts payable	1,121,668
Accrued expenses and other current liabilities	652,908
Debt maturing within one year	332,346

Total current liabilities	2,106,922
Long-term debt, less current portion:
7.125% Senior Notes due 2007(1)	200,000
5.875% Euro Notes due 2004(1)	148,485
7.375% Senior Notes due 2012(1)	325,000
Capital leases and other notes payable	15,912
Deferred gain on settlement of interest rate swap and fair value adjustments on hedged debt	39,089

Total long-term debt	728,486
Deferred tax liability	4,597
Other long-term obligations	98,021
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	—
Common stock, $.0006 par value, 2,100,000,000 shares authorized; issued 498,103,724 shares at November 2, 2002	298
Additional paid-in capital	1,444,652
Cumulative foreign currency translation adjustments	(2,388)
Retained earnings	1,554,433
Less: treasury stock at cost 27,724,573 shares at November 2, 2002	(556,812)

Total stockholders' equity	2,440,183

Total liabilities and stockholders' equity	$5,378,209

(1)
Guaranteed by Staples the Office Superstore, Inc., Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc., Hackensack Funding, LLC and Rochester Capital, LLC.

SELECTED CONSOLIDATED FINANCIAL DATA

        We have derived the selected consolidated financial data shown below for the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002 from our audited consolidated financial statements and for the nine-month periods ended November 3, 2001 and November 2, 2002 from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our consolidated financial statements and the related notes to those financial statements that are incorporated by reference into this prospectus.

	Fiscal Year Ended										Nine Months Ended
	January 31, 1998(1)(2) (52 weeks)		January 30, 1999(2)(3) (52 weeks)		January 29, 2000 (52 weeks)		February 3, 2001(4) (53 weeks)		February 2, 2002(5) (52 weeks)		November 3, 2001 (39 weeks)		November 2, 2002 (39 weeks)
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Sales	$5,732,145		$7,123,189		$8,936,809		$10,673,671		$10,744,373		$7,815,166		$8,260,966
Gross profit	1,354,455		1,726,266		2,215,246		2,576,505		2,570,493		1,853,474		2,060,694
Historical net income	167,914		185,370		314,988		59,712		264,970		171,172		281,442
Pro forma net income	153,128		183,556		—		—		—		—		—
Basic earnings/(loss) per common share(6):
Historical—
Staples, Inc. Stock	0.41		0.43		0.42		—		0.40		0.20		0.60
Staples RD Stock	—		—		0.26		0.16		0.18		0.18		—
Staples.com Stock	—		—		(0.09)		(0.84)		0.01		0.01		—
Pro forma—
Staples, Inc. Stock	0.38		0.43		—		—		—		—		—
Diluted earnings/(loss) per common share(6):
Historical—
Staples, Inc. Stock	0.39		0.41		0.41		—		0.40		0.20		0.60
Staples RD Stock	—		—		0.26		0.15		0.17		0.17		—
Staples.com Stock	—		—		(0.09)		(0.84)		0.01		0.01		—
Pro forma—
Staples, Inc. Stock	0.36		0.41		—		—		—		—		—
Dividends	—		—		—		—		—		—		—
Selected Operating Data (at period end):
Stores open	742		913		1,129		1,307		1,436		1,424		1,471
Consolidated Balance Sheets Data (at period end):
Working capital	$803,660		$798,768		$738,547		$644,832		$807,128		$661,174		$347,008
Total assets	2,638,862		3,179,266		3,846,076		3,983,923		4,093,035		4,067,636		5,378,209
Total long-term debt, including current portion	562,460		237,609		513,122		625,762		355,208		549,567		1,060,832
Stockholders' equity	$1,094,485		$1,656,886		$1,828,813		$1,749,424		$2,054,174		$1,926,600		$2,440,183
Other Data:
Total debt to total capitalization(7)	0.34		0.13		0.22		0.26		0.15		0.22		0.30
Capital expenditures	$190,659		$350,029		355,081		$450,217		$340,118		$258,232		$192,442
Ratio of earnings to fixed charges(8)	3.55	x	3.76	x	5.37	x	2.47	x	3.66	x	3.27	x	4.43	x

(1)
Results of operations for this period include a $29.7 million ($18.2 million after taxes) charge relating to costs incurred in connection with the proposed merger with Office Depot, Inc.

(2)
On May 21, 1998, Staples acquired Quill Corporation. This transaction has been accounted for using the pooling of interests method. As a result, the financial information shown above has been restated to include the accounts and results of operations of Quill for all periods prior to the merger. Pro forma information for periods ending January 31, 1998 and January 30, 1999 includes a provision for income taxes on the previously untaxed earnings of Quill, which had been an S Corporation prior to its acquisition by us. Also, all earnings per share data has been restated to give retroactive effect to the three-for-two splits of our common stock effected in January 1999 and January 1998.

(3)
Results of operations for this period include a $41.0 million ($24.8 million after taxes) charge relating to costs incurred in connection with the merger with Quill and a $49.7 million ($30.1 million after taxes) charge relating to store closure costs.

(4)
Results of operations for this period include $206 million of asset impairment and other charges related to the impairment of goodwill and fixed assets associated with Staples Communications and the write-down of investment values in various e-commerce companies. These results also include a $7.3 million ($4.3 million after taxes) store closure credit.

(5)
Results of operations for this period include a store closure charge of $50.1 million ($30.8 million after taxes) related to the closing of 31 underperforming stores, a $7.4 million ($4.6 million after taxes) charge to gross profit related to inventory write-downs to net realizable value for the closing stores and $10.7 million ($6.6 million after taxes) in other charges related to workforce reductions and fulfillment and call center closures.

(6)
From the fourth quarter of the fiscal year ended January 29, 2000 through the second quarter of the fiscal year ended February 2, 2002, historical earnings per share are omitted for Staples, Inc. as a result of the establishment of a tracking stock structure whereby Staples.com Stock was created and Staples, Inc. common stock was reclassified as Staples RD Stock. On August 27, 2001, the tracking stock structure was eliminated through a recapitalization and Staples.com Stock and Staples RD Stock were each reclassified as Staples common stock. Fiscal year 2000 and 2002 numbers are based on the respective periods during which the relevant stock was outstanding.

(7)
Total capitalization is defined as total long-term debt, including current portion, plus stockholders' equity.

(8)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) that portion of rental expense Staples believes to be representative of interest and (iii) amortization of debt discount and expenses.

        Our fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        We sold the old notes on September 30, 2002 in an unregistered private placement to a group of investment banks that served as the initial purchasers. The initial purchasers then resold the old notes under an offering circular, dated September 25, 2002, in reliance on Rule 144A and Regulation S under the Securities Act.

        As part of this private placement, we entered into a registration rights agreement with the initial purchasers on September 30, 2002. Under the registration rights agreement, we agreed to file this registration statement relating to our offer to exchange the old notes for new notes in an offering registered under the Securities Act. We also agreed:

  •
  to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before March 29, 2003,

  •
  to keep the exchange offer open for not less than 20 business days and not more than 45 business days after the date on which we mail the notice of exchange offer to the holders of the old notes, and

  •
  to use our reasonable best efforts to keep the exchange offer registration statement continuously effective under the Securities Act for a period of 180 days following the completion of the exchange offer.

        Under the circumstances described below, we also agreed to use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes. We agreed to keep the shelf registration statement effective until the earlier of the date on which all the old notes covered by the shelf registration are sold or the date on which such notes held by persons other than our affiliates may be sold under Rule 144(k) of the Securities Act. These circumstances include:

  •
  if any change in law or applicable interpretations of those laws by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement,

  •
  if for any other reason the exchange offer registration statement is not declared effective on or prior to March 29, 2003, or if the exchange offer is not consummated on or prior to May 13, 2003,

  •
  if any initial purchaser of the old notes so requests with respect to any old notes that are not eligible to be exchanged for new notes in the exchange offer, or

  •
  if any holder of the old notes, other than any initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of such holder being our affiliate. For this purpose, the requirement that a broker-dealer comply with the prospectus delivery requirements in connection with the sale of new notes does not result in the new notes not being "freely tradeable".

        If we fail to comply with specified obligations under the registration rights agreement, we must pay liquidated damages to the holders of the notes.

        By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradeable and not subject to restrictions on transfer, subject to the exceptions described below under "Resale of New Notes".

Resale of New Notes

        We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC's enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

  •
  the holder must acquire the new notes in the ordinary course of its business,

  •
  the holder must have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

  •
  the holder must not be an "affiliate", as defined in Rule 405 of the Securities Act, of ours.

Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

  •
  cannot rely on the position of the SEC set forth in the no-action letters referred to above, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes.

        Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the "exchange offer", we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $325 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered as soon as practicable following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

  •
  we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

  •
  specified rights under the registration rights agreement, including the provisions providing for payment of liquidated damages in specified circumstances relating to the exchange offer, will be limited or eliminated.

        The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $325 million in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

        In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. Except as described under "Description of the New Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures", we will issue the new notes in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

        Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section "Fees and Expenses" below, in connection with the exchange offer.

        If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to liquidated damages.

Holders of the old notes wishing to transfer would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on March 28, 2003. We may extend this expiration date in our sole discretion, but in no event to a date later than May 1, 2003. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes,

  •
  to extend the exchange offer,

  •
  to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied, or

  •
  to amend the terms of the exchange offer in any manner.

        We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the New Notes

        Interest on the new notes will accrue at the rate of 7.375% per annum on the principal amount, payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2003. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before April 1, 2003 will be superseded by the interest that is deemed to have accrued on the new notes from September 30, 2002 through the date of the exchange.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  •
  the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

  •
  any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer, or

  •
  we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

        If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders,

  •
  extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes, or

  •
  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

        In addition, we reserve the right in our sole discretion to:

  •
  purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

  •
  to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under "Book-Entry Transfer" and in the letter of transmittal.

        In addition, you must comply with one of the following:

  •
  the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to DTC's standard operating procedures for electronic tenders and a properly transmitted agent's message as described below, or

  •
  the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal, or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "Book-Entry Transfer", to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in such holder's name, or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as described in "—Withdrawal of Tenders" below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution", within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an "eligible institution", unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business,

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

  •
  the holder is not our "affiliate," as defined in Rule 405 under the Securities Act.

        If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities, such holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system, including Euroclear and Clearsteam, may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described under "Resale of New Notes" above are true and correct.

Guaranteed Delivery Procedures

        The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

  •
  their old notes are not immediately available,

  •
  the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or

  •
  the holders cannot complete the procedure under DTC's standard operating procedures for electronic tenders before expiration of the exchange offer.

        The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

  •
  the tender must be made through an eligible institution,

  •
  before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

    •
    setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered,

    •
    stating that the tender offer is being made by guaranteed delivery, and

    •
    guaranteeing that, within five business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

  •
  the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent", or

  •
  for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn,

  •
  be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, and

  •
  specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        We have appointed HSBC Bank USA as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	By Facsimile Transmission:
HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw	HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw (718) 488-4488
For Information or Confirmation by Telephone:
HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw (718) 488-4475

        Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. In addition, we will reimburse the holders of old notes for the reasonable fees and disbursements of counsel acting in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

  •
  new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failures to Properly Tender Old Notes in the Exchange

        We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  •
  holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act, and

  •
  the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES

General

        You can find the definitions of the terms used in the following summary under the subheading "—Certain Definitions". In this summary, "Staples", "we" or "us" do not refer to any of our Subsidiaries.

        We issued the old notes, and will issue the new notes, under an indenture, dated as of September 30, 2002, as supplemented and amended from time to time (the "Indenture"), among us, the Guarantor Subsidiaries (as defined below) and HSBC Bank USA, New York, New York, as trustee (the "Trustee"). HSBC Bank USA is an affiliate of HSBC Securities (USA) Inc. The terms of the notes include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new and old notes will be identical in all material respects, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of liquidated damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as Holders of the notes. A copy of the form of indenture was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on October 8, 2002 and may be obtained by contacting us as described below under "—Additional Information". See also "Where You Can Find More Information".

        We are offering to exchange new notes in the aggregate principal amount of $325 million for old notes. The notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The notes are unsecured obligations of Staples and rank equally with all other unsecured and unsubordinated indebtedness of Staples.

        The notes will mature and the principal amount, together with interest accrued and unpaid thereon, will be payable on October 1, 2012. The notes will not have the benefit of any sinking fund.

        The notes will bear interest at the annual interest rate of 7.375% from September 30, 2002, payable semiannually on April 1 and October 1 of each year, commencing on April 1, 2003. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months. Interest is payable to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day prior to the Interest Payment Date (each, a "Record Date").

        If any Interest Payment Date, other than at maturity, for the notes would otherwise be a day that is not a Business Day (as defined below), such Interest Payment Date will be postponed to the next day that is a Business Day. If the maturity date for the notes falls on a day which is not a Business Day, payment of principal and interest with respect to such notes will be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

        The notes will be guaranteed by Staples the Office Superstore, Inc., Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc., Hackensack Funding, LLC and Rochester Capital, LLC, each a wholly owned direct or indirect subsidiary of Staples (each a "Guarantor Subsidiary"). The Guarantor Subsidiaries also have guaranteed our currently outstanding 7.375% Senior Notes due 2012, 7.125% Senior Notes due 2007, 5.875% Euro Notes due 2004, $600 million revolving credit facility and 364-day term loan.

        Each Guarantor Subsidiary, jointly and severally, will unconditionally and irrevocably guarantee the due and punctual payment of the principal of and interest on the notes, all in accordance with the terms of the guarantees of the notes. A guarantee will be endorsed on each note, will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of the respective Guarantor Subsidiary.

        The Indenture provides that a Guarantor Subsidiary may be released from its obligations under the Indenture if it ceases to be a wholly owned subsidiary of Staples, subject to the satisfaction of certain conditions.

        "Business Day" means any day (other than a Saturday or Sunday) on which banking institutions in The City of New York are open for business and which is also a London Banking Day.

        As long as the notes remain in global form, we will make all payments to the depositary or its nominee by wire transfer of immediately available funds as described below under "—Form, Denomination, Transfer, Exchange and Book Entry Procedures". If the notes cease to be held as global notes and a holder has given wire transfer instructions to us, we will make all payments of principal, premium and interest, if any, on that holder's notes in accordance with those instructions. We will make all other payments on the notes at the office or agency of the paying agent and registrar for the notes within the City and State of New York.

        The principal of and interest on the notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of notes, but Staples may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by Staples or the registrar for such purpose. Initially, the Trustee will act as registrar for the notes.

Interest Rate Adjustment

        While the notes are outstanding, the interest payable on the notes will be subject to adjustment from time to time if either Moody's Investors Services, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("Standard & Poor's") reduces its rating assigned to the notes below Baa2, in the case of Moody's, or below BBB-, in the case of Standard & Poor's, and in the event of subsequent upgrades or downgrades by either Moody's or Standard & Poor's, the coupon interest rate on the notes will be further adjusted. The table below illustrates the range of adjustments.

        The coupon interest rate on the notes will be equal to the initial coupon interest rate of 7.375% plus the sum of the applicable Moody's adjustment amount and the applicable Standard & Poor's adjustment amount (the "Applicable Adjustment Amount") set forth in the table below; provided, however, that the maximum Applicable Adjustment Amount shall be 1.25% and in no event shall the coupon interest rate payable on the notes exceed 8.625%. In no event shall the coupon interest rate payable on the notes be less than 7.375%.

        If either Moody's or Standard & Poor's changes the ratings on the notes, the coupon interest rate on the notes will be re-adjusted to reflect the new rating in accordance with the table below.

Moody's Rating	Moody's Adjustment Amount	Standard & Poor's Rating	Standard & Poor's Adjustment Amount
Baa2 or higher	None	BBB- or higher	None
Baa3	0.25%	BB+	0.25%
Ba1	0.50%	BB	0.50%
Ba2	0.75%	BB-	0.75%
Ba3	1.00%	B+	1.00%
B1 or lower	1.25%	B or lower	1.25%

        The Moody's adjustment amount and the Standard & Poor's adjustment amount are independent of each other and any payments of liquidated damages. Any such interest rate adjustment will take effect for the interest rate period beginning immediately after the first interest payment date following the related downgrade or upgrade, as the case may be. There is no limit to the number of times the interest rate payable on the notes can be adjusted.

        For this purpose, a ratings category is the difference between the particular rating assigned by either Moody's or Standard & Poor's and the next higher or next lower rating. For example, in the case of Moody's, the difference between Baa2 and Baa3 shall constitute one rating category and, in the case of Standard & Poor's, the difference between BBB- and BB+ shall constitute one rating category. If Moody's or Standard & Poor's changes the rating categories that they currently use, then the references to those categories in this section shall refer to the appropriate successor rating categories.

        A rating reflects only the view of Moody's or Standard & Poor's and is not a recommendation to buy, sell or hold the notes.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        New notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). We will deposit the Global Notes upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), as the depositary, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or its nominee, or to a successor of DTC or its nominee. You may not exchange beneficial interests in the Global Notes for notes in certificated form except in the limited circumstances described below under "—Exchanges of Book-Entry Notes for Certificated Notes". Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

  Exchanges of Book-Entry Notes for Certificated Notes

        You may not exchange a beneficial interest in a Global Note for a note in certificated form unless:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or has ceased to be a clearing agency registered under the Exchange Act and in either case we thereupon fail to appoint a successor depositary,

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

  •
  an Event of Default with respect to the notes shall have occurred and be continuing.

        In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  Book-Entry Procedures for Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York banking law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities for its participants. DTC also facilitates the clearance and settlement of securities transactions among participants through electronic book-entry changes in the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant.

        Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser, and beneficial owner, of such securities is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of the holdings of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect.

        As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such Global Note for all purposes under the indenture and the notes.

        Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note, or any notes represented thereby, under the indenture or the notes.

        Investors who are not "United States persons", as defined under the Securities Act, who purchased old notes in reliance on Regulation S hold their interests in old notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream are direct participants in the DTC system. We understand that Euroclear and Clearstream each maintains records of the beneficial interests of their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer among their respective account holders.

        The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its direct participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments. DTC will credit each relevant participant with an amount proportionate to its respective beneficial interest in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in "street name". These payments will be the responsibility of such participants and will not be the responsibility of us, DTC or the trustee. Neither we, the trustee nor any of our respective agents will have any responsibility or liability for:

  •
  any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests in the Global Notes, or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with any applicable transfer and exchange restrictions, cross-market transfers of interests in the Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, by the counterparty in the applicable system in accordance with the rules and procedures and within the established deadlines of the applicable system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Global Notes in which such participant or participants have an interest. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute these notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Optional Redemption

        All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the notes being redeemed on the redemption date; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest (as adjusted for any announced rating change as of the date of the notice of redemption, whether or not effective) on the notes being redeemed on that redemption date (not including any portion of such payments representing interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 50 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the notes, that redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

        Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. We will pay the redemption price, any accrued interest once you surrender your note for redemption. If only a portion of the notes is redeemed, the Trustee will deliver to you a new note of the same series for the remaining portion without charge.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

        "Reference Treasury Dealer" means (A) J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Trustee after consultation with us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Certain Covenants

  Limitation on Liens

        Staples may not, and may not permit any Principal Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of Staples or any Subsidiary upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Principal Subsidiary and owned by Staples or any Principal Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Principal Subsidiary to make, effective provision to secure all of the outstanding Notes by such Lien, equally and ratably with any and all other indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (A) the principal amount of all such other Indebtedness secured by all such Liens and (B) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture and otherwise prohibited as described under "—Limitation on Sale and Leaseback Transactions" below does not exceed 10% of Consolidated Net Tangible Assets of Staples. The foregoing restrictions shall not apply to Indebtedness secured by Liens existing on the date of the indenture or to: (i) Liens on any property existing at the time of the acquisition thereof; (ii) Liens on property of a corporation existing at the time such corporation is merged into, consolidated with or acquired by Staples or a Principal Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to Staples or a Principal Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by Staples or such Principal Subsidiary immediately prior thereto; (iii) Liens on property of a corporation existing at the time such corporation becomes a Principal Subsidiary; (iv) Liens securing Indebtedness of a Principal Subsidiary to Staples or to another Principal Subsidiary; (v) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interest or money mortgage on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 24 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved; (vi) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that Staples must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to Staples or any Subsidiary; (vii) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; (viii) Liens to secure Indebtedness on any Principal Property of joint ventures which constitute Principal Subsidiaries in which Staples or a Principal Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures and (ix) any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to in clauses (i) to (iii) or (v), provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses (i) to (iii) or (v) shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

  Limitation on Sale and Leaseback Transactions

        Staples may not, and may not permit any Principal Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless, either (i) Staples or such Principal Subsidiary would be entitled to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the outstanding notes as described under "—Limitation on Liens" above; (ii) Staples or such Principal Subsidiary applies, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (A) the acquisition of one or more Principal Properties or (B) the retirement of the notes or the repayment of other Indebtedness of Staples or a Principal Subsidiary (other than such Indebtedness owned by Staples or a Principal Subsidiary) which, in the case of such Indebtedness of Staples, is not subordinate and junior in right of payment to the prior payment of the notes or (iii) after giving effect thereto, the sum of (A) the principal amount of Indebtedness secured by all Liens incurred after the date of the indenture and otherwise prohibited as described under "—Limitation on Liens" above and (B) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture and otherwise prohibited in accordance with this paragraph does not exceed 10% of Consolidated Net Tangible Assets of Staples. The foregoing restrictions will not apply to (x) a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; (y) a Sale and Leaseback Transaction between Staples and a Principal Subsidiary or between Principal Subsidiaries and (z) a Sale and Leaseback Transaction between Staples or a Principal Subsidiary and a joint venture in which Staples or a Principal Subsidiary has an interest.

  Merger, Consolidation, Sale or Conveyance

        Neither Staples nor a Guarantor Subsidiary may consolidate with or merge into any other Person or convey, transfer or lease its property and assets substantially as an entirety to any Person and neither Staples nor a Guarantor Subsidiary may permit any Person to merge into or consolidate with Staples or such Guarantor Subsidiary or convey, transfer or lease its properties and assets substantially as an entirety to Staples or such Guarantor Subsidiary unless (i) any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the entity's predecessor's obligations under the notes or the guarantees, as the case may be, with the same effect as if it had been named therein, (ii) Staples or the respective Guarantor Subsidiary (as the case may be) or such successor entity, as the case may be, will not, immediately after such consolidation, merger, conveyance, transfer or lease, otherwise be in default in the performance of any such obligations and (iii) if, as a result of any such transaction, property or assets of Staples or any Principal Subsidiary would become subject to a Lien which would not be permitted by the limitation on Liens contained in the indenture, Staples or the successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the notes issued under the indenture equally and ratably with indebtedness secured by such Lien.

        Upon any such consolidation, merger, conveyance, transfer or lease, such successor entity will succeed to and be substituted for, and may exercise every right and power of and be subject to all the obligations of, Staples or the respective Guarantor Subsidiary (as the case may be) under the indenture and the notes or guarantees, as the case may be, with the same effect as if such successor entity had been named therein, and Staples or the respective Guarantor Subsidiary (as the case may be) shall be released from its liability as obligor under the notes, the indenture and the registration rights agreement (described above).

        In the event of any such merger or consolidation by Staples, the Guarantor Subsidiaries must reaffirm their duties under the guarantees, and in the event of any such merger, sale, transfer, consolidation, conveyance or other disposition by any Guarantor Subsidiary, each Guarantor Subsidiary or the surviving entity, as the case may be, must reaffirm the duties and covenants of such Guarantor Subsidiary under the terms of the guarantees.

  Certain Definitions

        Set forth below is a summary of certain of the defined terms used under "—Certain Covenants". Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Attributable Value" in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease and (ii) the total obligation (discounted to present value at the rate of interest applicable to the notes at the time of determination, compounded quarterly) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

        "Consolidated Net Tangible Assets" of Staples means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Staples but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of Staples and computed in accordance with generally accepted accounting principles.

        "Indebtedness" of any Person means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person and (iv) every obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause (iv), to the extent such Person has guaranteed or is responsible or liable for such obligations).

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Net Available Proceeds" from any Sale and Leaseback Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction; (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Sale and Leaseback Transaction.

        "Person" means any individual, corporation, company, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any real property or any permanent improvement thereon owned by Staples or any of its Subsidiaries including, without limitation, any office, store, warehouse, manufacturing facility or plant or any portion thereof, and any equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of 1% of Consolidated Net Tangible Assets of Staples.

        "Principal Subsidiary" means any Subsidiary which owns any Principal Property.

        "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that, more than 12 months after (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

        "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof.

Status

        The notes will constitute direct, unsecured, unconditional and unsubordinated obligations of Staples and will at all times rank pari passu among themselves and (subject to such obligations as are mandatorily preferred by law) with all other present and future unsecured and unsubordinated obligations of Staples. Most of Staples' business is conducted through subsidiaries. The guarantees of the notes will constitute direct, unsecured, unconditional, irrevocable and unsubordinated obligations of the Guarantor Subsidiaries that will rank pari passu (subject to such other obligations as are mandatorily preferred by law and subject to the discussion below in "Fraudulent Conveyance") with all other present and future unsecured and unsubordinated obligations of the Guarantor Subsidiaries, including obligations under other guarantees of the obligations of Staples. The Guarantor Subsidiaries currently guarantee approximately $540 million of Staples' outstanding indebtedness as of November 2, 2002. Neither the indenture nor the notes will limit other unsecured indebtedness or notes which may be incurred or issued by Staples or the Guarantor Subsidiaries.

        The notes will be effectively structurally subordinated to the indebtedness of the non-guarantor subsidiaries of Staples; however, the notes will be guaranteed on a senior unsecured basis by our Guarantor Subsidiaries. Any right of Staples to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Staples is itself recognized as a creditor of such subsidiary, in which case the claims of Staples would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Staples. As of November 2, 2002, there was outstanding approximately $19 million of indebtedness of Staples' subsidiaries that are not Guarantor Subsidiaries (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with United States generally accepted accounting principles) as to which the notes would have been effectively structurally subordinated.

Fraudulent Conveyance

        The guarantees may be subject to review under United States federal or state fraudulent transfer law. To the extent that a United States court were to find that (x) the guarantees were incurred by any Guarantor Subsidiary with intent to hinder, delay or defraud any present or future creditor, or a Guarantor Subsidiary contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) any Guarantor Subsidiary did not receive fair consideration or reasonably equivalent value for issuing its guarantees and any Guarantor Subsidiary (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a Guarantor Subsidiary constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate the guarantees in favor of a Guarantor Subsidiary's creditors. If the guarantees are subordinated, payments of principal and interest on the notes generally would be subject to the prior payment in full of all indebtedness of the Guarantor Subsidiary. Among other things, a legal challenge of the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Guarantor Subsidiary as a result of the issuance by Staples of the notes. The extent (if any) to which a particular Guarantor Subsidiary may be deemed to have received such benefits may depend on Staples' use of the offering proceeds, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the Guarantor Subsidiary. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to it, Staples presently believes that the guarantees are being incurred for proper purposes and in good faith, and that the Guarantor Subsidiaries (i) are solvent and will continue to be solvent after issuing the guarantees, (ii) will have sufficient capital for carrying on their business after such issuance and (iii) will be able to pay their debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular Guarantor Subsidiary received fair consideration or reasonably equivalent value for issuing its guarantee.

Events of Default

        An event of default with respect to the notes (an "Event of Default") is: (a) a default in the payment of principal of any note; (b) a default for 30 days in the payment of any interest on any note; (c) a default in performance of any other covenant of Staples or the Guarantor Subsidiaries in the notes, the registration rights agreement or the indenture for 90 days after written notice to Staples as provided in the indenture or (d) certain events involving bankruptcy, insolvency or reorganization of Staples or the Guarantor Subsidiaries.

        If an Event of Default (other than an Event of Default described in subsection (d) above) shall have occurred and be continuing, the Trustee shall, at the written request of the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by notice in writing to Staples, declare the principal of all the notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest will become immediately due and payable. If an Event of Default specified in subsection (d) occurs and is continuing, the principal and any accrued interest on all of the notes then outstanding shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

        At any time after such declaration of acceleration has been made but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the then outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.

        No holder of notes will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such holder of notes shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the then outstanding notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the then outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal or interest on such note on or after the respective due dates expressed in such note.

Modifications and Amendments

        The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

        Modifications and amendments of the indenture may be made, and certain past defaults by Staples may be waived, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby, (i) change the due date for any payment on any note, (ii) reduce the principal amount of any note or the interest rate thereon, (iii) change the coin or currency in which or the required places at which payments on the notes are to be made, (iv) permit Staples to redeem the notes if, prior to such action, Staples is not permitted to do so, (v) impair the unconditional nature of the Guarantees, (vi) impair the right to institute suit for the enforcement of payment in respect of a note, (vii) reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, (viii) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults or (ix) modify the obligation of Staples to deliver information required under Rule 144A to permit resales of notes in the event Staples ceases to be subject to certain reporting requirements under the United States securities laws.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by Staples and the Guarantor Subsidiaries with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

Title

        Staples, the Trustee and any paying agent may treat the registered owner of a note as the absolute owner thereof (whether or not such note shall be overdue) for the purpose of making payment and for all other purposes.

Replacement of Notes

        Notes that become mutilated, destroyed, stolen or lost will be replaced by Staples at the expense of the holder of such note upon delivery to the Trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to Staples and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and Staples may be required at the expense of the holder of such note before a replacement note will be issued.

Further Issues

        Staples may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes having the same terms and conditions as the notes in all respects (or in all respects except for the payment of interest thereon accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status or otherwise as the notes. References herein to the notes include (unless the context requires otherwise) any other notes issued as described in this paragraph and forming a single series with the notes.

Governing Law

        The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who received this prospectus may obtain a copy of the indenture without charge by writing to us at 500 Staples Drive, Framingham, Massachusetts 01702, Attention: Director of Investor Relations.

SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES

        This discussion of U.S. federal income and estate tax consequences applies to you if you acquired old notes at original issue for cash in the amount of the issue price, exchange your old notes for new notes pursuant to the terms set forth in this prospectus and hold the new notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address all of the U.S. federal income tax consequences of ownership of notes that may be relevant to you or the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws. Special treatment applies to, among others:

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  a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company,

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  a broker or dealer in securities or foreign currency,

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  a person that has a functional currency other than the U.S. dollar,

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  a partnership or other flow-through entity,

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  a subchapter S corporation,

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  a person subject to alternate minimum tax,

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  a person who owns the notes as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction or other risk-reduction transaction,

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  a tax-exempt entity,

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  a person who has ceased to be a United States citizen or to be taxed as a resident alien, or

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  a person who acquires the notes in connection with employment or other performance of services.

        This discussion is based upon the Code, regulations of the Treasury Department, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or to different interpretations which could result in federal income tax consequences different from those described below. We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, exchange, ownership or disposition of the notes that are different from those discussed below.

        In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the notes.

        PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN ADVISERS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

        As explained below, the federal income tax consequences of acquiring, owning and disposing of the notes depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the notes and for U.S. federal income tax purposes are:

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  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws,

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  a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury regulations,

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  an estate the income of which is subject to federal income taxation regardless of its source, or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Conversely, you are a non-U.S. holder if you are a beneficial owner of the notes and are not a U.S. holder.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such partnership, you should consult your tax advisor.

U.S. HOLDERS

        The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder.

Payment of Interest on Notes

        Interest paid or payable on a note will be taxable to a U.S. holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. The notes have not been issued with original issued discount.

        In some circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. For example, we would have to pay additional interest in specified circumstances if we did not satisfy our obligation under the registration rights agreement. In addition, in some cases we will be able to call the notes for redemption at a price that may include an additional amount in excess of the principal of the notes. See "Description of the New Notes—Optional Redemption". According to Treasury regulations, the possibility of additional interest or premiums being paid to you will not affect the amount of interest income you recognize, in advance of the payment of such amounts, if there is only a remote chance as of the date the notes were issued that you will receive such payments. We believe that the likelihood that we will pay additional interest is remote. Therefore, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of any notes.

        Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If we pay additional interest on the notes, you will be required to recognize additional income. If we pay a redemption premium, the premium could be treated as capital gain under the rules described under "—Sale, Exchange or Redemption of Notes".

Sale, Exchange, Redemption or Retirement of Notes

        Except as described below under "Exchange Offer", you generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes measured by the difference between:

  •
  the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and

  •
  your adjusted tax basis in the notes.

Your adjusted tax basis in the notes generally will equal your acquisition cost of the notes after reduction for amounts allocated to prior accrued stated interest, and reduced by any principal payments you received. The capital gain or loss will be long-term if your holding period is more than 12 months and short-term if the holding period is equal to or less than 12 months. In general, for individuals, long-term capital gains are taxed at a maximum rate of 20% (18% where the notes are held for more than five years) and short-term capital gains are currently taxed at a maximum rate of 38.6% though this rate is scheduled to decrease in future years. You should consult your tax advisor regarding the treatment of capital gains and losses.

Exchange Offer

        The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, a holder of the old notes will not recognize taxable gain or loss as a result of the exchange of these notes for new notes, the holding period of the new notes will include the holding period of the old notes surrendered in exchange therefor and a holder's adjusted tax basis in the new notes will be the same as such holder's adjusted tax basis in the old notes immediately prior to the surrender of such old notes pursuant to the exchange offer.

Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to "reportable payments" to certain non-corporate U.S. holders of principal and interest on a note, and the proceeds of the sale of a note. If you are a non-corporate U.S. holder you may be subject to backup withholding when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. The backup withholding rate is 30% for the years 2002 and 2003, 29% for the years 2004 and 2005 and 28% thereafter. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

  •
  your correct social security or other taxpayer identification number, and

  •
  a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

        If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

        Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

        We will report to the U.S. holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

        U.S. holders of notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

        The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder (a "Non-U.S. holder").

Payment of Interest on Notes

        Under present United States federal income tax law, and subject to the discussion of backup withholding below, we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

  •
  you are not a "controlled foreign corporation" that is related to us, actually or constructively, through stock ownership, and

  •
  the U.S. payor does not have actual knowledge or reason to know that you are a United States person and either:

  •
  you furnish to the U.S. payor Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under the penalties of perjury, that you are a Non-U.S. holder, or

  •
  the U.S. payor receives (i) a withholding certificate from an intermediary payee such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company, and such intermediary obtains appropriate certification with respect to your Non-U.S. holder status and, if required, provides a copy of such certification to the U.S. payor or (ii) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course of its trade or business, a statement signed under penalties or perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner's withholding certificate.

        If you are a Non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally (except as provided in the following paragraph) you will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on a note.

        If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States (and, if the Non-U.S. holder can claim the benefit of an income tax treaty, the interest is attributable to a U.S. permanent establishment), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally, and, if paid to a corporate holder, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis or the branch profits tax in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly executed Form W-8ECI.

        Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above. To claim the protection of an income tax treaty for withholding tax, a Non-U.S. holder must provide a properly executed Form W-8BEN prior to the payment of interest and must periodically update Form W-8BEN, or, if necessary, provide us with the applicable successor form.

        New regulations that became effective on January 1, 2001 require a Non-U.S. holder to obtain a U.S. taxpayer identification number and provide documentary evidence of residence in order to claim treaty benefit. In addition, special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. You should consult your tax adviser regarding the effect, if any, of the Treasury Regulations.

Sale, Exchange, Redemption or Retirement of Notes

        Subject to the discussion of backup withholding below and except as described above under "U.S. Holders—Exchange Offer", any gain realized by a Non-U.S. holder on the sale, exchange, redemption or retirement or other disposition of a note generally will not be subject to U.S. federal income tax or withholding, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States, and, if the Non-U.S. holder can claim the benefit of an income tax treaty, the gain is attributable to a U.S. permanent establishment,

  •
  the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and other requirements are satisfied, or

  •
  the Non U.S. holder is subject to tax under the provisions of U.S. federal tax law applicable to some U.S. expatriates.

Federal Estate Tax

        Notes held or treated as held by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that at the time of death:

  •
  the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock, and

  •
  income on the note is not effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. holder any interest that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. holder resides.

        The regulations provide that backup withholding and information reporting will not apply to payments made on notes by us to a Non-U.S. holder if the holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that neither we nor any paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes,

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of any shorter period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or

  •
  a foreign partnership doing business in the United States or in which U.S. persons own more than 50% of the income or capital investment.

        Information reporting and backup withholding will apply to the payment of proceeds from the disposition of a note through a non-U.S. office of a broker if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or confirmation of the sale is mailed to you at a United States address,

  •
  the sale has some other specified connection with the United States as provided in the Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the certification requirements described above (relating to the payments of proceeds made through a Unites States office of a broker) are met or you otherwise establish an exemption.

        In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary or you otherwise establish an exemption. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against such Non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

        We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will reimburse the holders of the old notes for the reasonable fees and disbursements of one counsel acting in connection with the exchange offer. We will also indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Hale and Dorr LLP, Boston, Massachusetts, will pass upon the validity of the new notes and the guarantees for Staples and the Guarantor Subsidiaries.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on form 10-K for the year ended February 2, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

EXCHANGE AGENT

        We have appointed HSBC Bank USA as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	By Facsimile Transmission:
HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw	HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw (718) 488-4488
For Information or Confirmation by Telephone:
HSBC Bank USA One Hanson Place Brooklyn, NY 11243 Attention: Paulette Shaw (718) 488-4475

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Staples' restated certificate of incorporation provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

        Staples' restated certificate of incorporation also provides that no director shall be liable to Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

        Staples' amended and restated by-laws contain provisions to the effect that each director, officer and, in some instances, employees of Staples shall be indemnified by Staples against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of Staples or of any other organization at the request of Staples. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the board of directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the board of directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

        Staples maintains directors and officers liability insurance for the benefit of its directors and certain officers.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

          Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement. Pursuant to Item 601(4)(iii) of Regulation S-K, the Registrant has omitted to file as exhibits to this registration statement the indentures, including any supplements thereto, for its 7.125% Senior Notes due 2007 and 5.875% Euro Notes due 2004. Each of these indentures represents long-term debt not exceeding 10% of the total assets of the Registrant. The Registrant has previously filed these indentures as exhibits to its other SEC filings and agrees, upon request of the Commission, to furnish copies of these indentures to the Commission.

Exhibit No.	Description of Exhibit
2.1(1)+	Sale and Purchase Agreement, dated as of August 21, 2002, between the Registrant and Guilbert, SA
4.1(2)
Indenture, dated as of September 30, 2002, among the Registrant, the Subsidiary Guarantors and HSBC Bank USA, as Trustee, relating to the 7.375% Senior Notes due 2012, including the form of 7.375% Senior Note
4.2(3)	Rights Agreement, dated as of October 25, 1999, between the Registrant and Chase Mellon Shareholder Services, L.L.C.
4.3	Registration Rights Agreement, dated September 30, 2002, by and among the Registrant, the Subsidiary Guarantors and the Initial Purchasers.
5.1*	Opinion of Hale and Dorr LLP
12.1*	Statement regarding computation of ratio of earnings to fixed charges
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24*	Powers of Attorney (see pages II-5 through II-11 of the original filing of this Registration Statement on December 23, 2002)
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of HSBC Bank USA, as Trustee, on Form T-1, relating to the 7.375% Senior Notes Due 2012
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients
99.5*	Form of Tax Guidelines

(1)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on August 22, 2002 (File No. 000-17586).

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on October 8, 2002 (File No. 000-17586).

(3)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (File No. 000-17586).

+
The Registrant agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

*
Previously filed.

  (b)
  Financial Statement Schedules

          Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

        (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(i) and a(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

STAPLES, INC.
By:	/s/ RONALD L. SARGENT Ronald L. Sargent President, Chief Executive Officer and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RONALD L. SARGENT Ronald L. Sargent	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2003
/s/ JOHN J. MAHONEY John J. Mahoney	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	February 26, 2003
* Basil L. Anderson	Director	February 26, 2003
* Brenda C. Barnes	Director	February 26, 2003
* Arthur M. Blank	Director	February 26, 2003
* Mary Elizabeth Burton	Director	February 26, 2003
* Richard J. Currie	Director	February 26, 2003

* George J. Mitchell	Director	February 26, 2003
* James L. Moody, Jr.	Director	February 26, 2003
* Rowland T. Moriarty	Director	February 26, 2003
* Robert C. Nakasone	Director	February 26, 2003
* Thomas G. Stemberg	Chairman and Director	February 26, 2003
* Martin Trust	Director	February 26, 2003
* Paul F. Walsh	Director	February 26, 2003
*By:	/s/ RONALD L. SARGENT Ronald L. Sargent Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

STAPLES THE OFFICE SUPERSTORE, INC.
By:	/s/ RONALD L. SARGENT Ronald L. Sargent President, Chief Executive Officer and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RONALD L. SARGENT Ronald L. Sargent	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2003
/s/ JOHN J. MAHONEY John J. Mahoney	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial and Accounting Officer)	February 26, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

STAPLES THE OFFICE SUPERSTORE EAST, INC.
By:	/s/ RONALD L. SARGENT Ronald L. Sargent President, Chief Executive Officer and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RONALD L. SARGENT Ronald L. Sargent	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2003
/s/ JOHN J. MAHONEY John J. Mahoney	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial and Accounting Officer)	February 26, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

STAPLES CONTRACT & COMMERCIAL, INC.
By:	/s/ RONALD L. SARGENT Ronald L. Sargent President, Chief Executive Officer and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RONALD L. SARGENT Ronald L. Sargent	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2003
/s/ JOHN J. MAHONEY John J. Mahoney	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial and Accounting Officer)	February 26, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

HACKENSACK FUNDING, LLC
By:	/s/ DALE LANGEFELD Dale Langefeld President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DALE LANGEFELD Dale Langefeld	President and Director (Principal Executive Officer)	February 26, 2003
/s/ ROBERT K. MAYERSON Robert K. Mayerson	Treasurer and Director (Principal Financial and Accounting Officer)	February 26, 2003
/s/ DAVID DOUGLAS ELLIMAN David Douglas Elliman	Director	February 26, 2003
/s/ JOHN J. MAHONEY John J. Mahoney	Director	February 26, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on this 26th day of February, 2003.

ROCHESTER CAPITAL, LLC
By:	/s/ ROBERT K. MAYERSON Robert K. Mayerson President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROBERT K. MAYERSON Robert K. Mayerson	President (Principal Executive Officer)	February 26, 2003
/s/ MARCI JO LERNER Marci Jo Lerner	Treasurer and Secretary (Principal Financial and Accounting Officer)	February 26, 2003
STAPLES THE OFFICE SUPERSTORE, INC.
By:	/s/ RONALD L. SARGENT Ronald L. Sargent President, Chief Executive Officer and Director	Sole Member*	February 26, 2003

*
Rochester Capital, LLC has no directors or managers.

EXHIBIT INDEX

        Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement. Pursuant to Item 601(4)(iii) of Regulation S-K, the Registrant has omitted to file as exhibits to this registration statement the indentures for its convertible notes. Each of these indentures represents long-term debt not exceeding 10% of the total assets of the Registrant. The Registrant has previously filed these indentures as exhibits to its other SEC filings and agrees, upon request of the Commission, to furnish copies of these indentures to the Commission.

Exhibit No.	Description of Exhibit
2.1(1)+	Sale and Purchase Agreement, dated as of August 21, 2002, between the Registrant and Guilbert, SA
4.1(2)
Indenture, dated as of September 30, 2002, among the Registrant, the Subsidiary Guarantors and HSBC Bank USA, as Trustee, relating to the 7.375% Senior Notes due 2012, including the form of 7.375% Senior Note
4.2(3)	Rights Agreement, dated as of October 25, 1999, between the Registrant and Chase Mellon Shareholder Services, L.L.C.
4.3	Registration Rights Agreement, dated September 30, 2002, by and among the Registrant, the Subsidiary Guarantors and the Initial Purchasers.
5.1*	Opinion of Hale and Dorr LLP
12.1*	Statement regarding computation of ratio of earnings to fixed charges
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24*	Powers of Attorney (see pages II-5 through II-11 of the original filing of this Registration Statement on December 23, 2002)
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of HSBC Bank USA, as Trustee, on Form T-1, relating to the 7.375% Senior Notes Due 2012
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients
99.5*	Form of Tax Guidelines

(1)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on August 22, 2002 (File No. 000-17586).

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on October 8, 2002 (File No. 000-17586).

(3)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (File No. 000-17586).

+
The Registrant agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

*
Previously filed.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Recent Acquisitions
THE OFFERING
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EXCHANGE AGENT
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX